EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER



                                      among

                            BMD VENTURE CAPITAL B.V.,

                             ELMIRA (BVI) UNLIMITED
                                       and
                           TOMMY HILFIGER CORPORATION


                          Dated as of December 23, 2005

                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE I
                                   THE MERGER

Section 1.1   The Merger.....................................................4
Section 1.2   Closing........................................................4
Section 1.3   Effective Time.................................................5
Section 1.4   Effects of the Merger..........................................5
Section 1.5   Memorandum and Articles of Association of the Surviving
              Corporation................................................... 5
Section 1.6   Directors......................................................5
Section 1.7   Officers.......................................................5

                                   ARTICLE II
                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1   Effect on Shares...............................................5
Section 2.2   Exchange of Certificates.......................................7

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1   Qualification, Organization, Subsidiaries, etc.................9
Section 3.2   Capital Stock.................................................10
Section 3.3   Corporate Authority Relative to this Agreement; No Violation..12
Section 3.4   Reports and Financial Statements..............................14
Section 3.5   Internal Controls and Procedures..............................14
Section 3.6   No Undisclosed Liabilities....................................15
Section 3.7   Compliance with Law; Permits..................................15
Section 3.8   Employee Benefit Plans..........................................
Section 3.9   Absence of Certain Changes or Events..........................18
Section 3.10  Investigations; Litigation....................................18
Section 3.11  Tax Matters...................................................18
Section 3.12  Labor Matters.................................................19
Section 3.13  Intellectual Property.........................................20
Section 3.14  Opinion of Financial Advisor..................................22
Section 3.15  Required Vote of the Company Shareholders.....................22
Section 3.16  Material Contracts............................................22
Section 3.17  Finders or Brokers............................................24
Section 3.18  Properties and Leases.........................................24
Section 3.19  Environmental Matters...........................................
Section 3.20  State Takeover Statutes.......................................26
Section 3.21  Insurance Policies............................................26

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1   Qualification; Organization, Subsidiaries, etc................27
Section 4.2   Corporate Authority Relative to this Agreement; No Violation..27

Section 4.3   Compliance with Law; Permits..................................28
Section 4.4   Investigations; Litigation....................................29
Section 4.5   Available Funds...............................................29
Section 4.6   Capitalization of Merger Sub..................................29
Section 4.7   Guarantee.....................................................30
Section 4.8   No Vote of Parent Stockholders................................30
Section 4.9   Finders or Brokers............................................30

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

Section 5.1   Conduct of Business by the Company or Parent..................30
Section 5.2   Investigation.................................................34
Section 5.3   No Solicitation...............................................35
Section 5.4   Filings, Other Actions........................................37
Section 5.5   Stock Options and Other Stock Based Awards; Employee Matters..39
Section 5.6   Reasonable Best Efforts.......................................41
Section 5.7   Press Releases................................................44
Section 5.8   Indemnification and Insurance.................................44
Section 5.9   Section 16 Matters............................................45
Section 5.10  Control of Operations.........................................45
Section 5.11  Certain Transfer Taxes........................................45
Section 5.12  Financing.....................................................46
Section 5.13  Merger Sub....................................................47
Section 5.14  Intentionally Omitted.........................................47
Section 5.15  Existing Indebtedness.........................................47
Section 5.16  Notification..................................................48

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

Section 6.1   Conditions to Each Party's Obligation to Effect the Merger....49
Section 6.2   Conditions to Obligation of the Company to Effect the Merger..49
Section 6.3   Conditions to Obligation of Parent and Merger Sub to Effect
              the Merger....................................................50

                                   ARTICLE VII
                                   TERMINATION

Section 7.1   Termination or Abandonment....................................51
Section 7.2   Termination Fees..............................................53
Section 7.3   Amendment or Supplement.......................................55
Section 7.4   Extension of Time, Waiver, etc................................55

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1   No Survival of Representations and Warranties.................56
Section 8.2   Expenses......................................................56
Section 8.3   Counterparts; Effectiveness...................................56
Section 8.4   Governing Law.................................................56
Section 8.5   Jurisdiction; Enforcement.....................................56

Section 8.6   Notices.......................................................57
Section 8.7   Assignment; Binding Effect....................................58
Section 8.9   Severability..................................................58
Section 8.9   Entire Agreement; No Third-Party Beneficiaries................59
Section 8.10  Headings......................................................59
Section 8.11  Remedies......................................................59
Section 8.11  Interpretation................................................60
Section 8.12  Definitions...................................................60

Exhibit A     Form of Guarantee
Exhibit B     Consent of Sole Shareholder of Merger Sub

           AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2005 (the "AGREEMENT"), among BMD Venture Capital B.V., a Netherlands limited liability company ("PARENT"), Elmira (BVI) Unlimited, an unlimited company organized under the laws of the British Virgin Islands and a direct wholly-owned subsidiary of Parent ("MERGER SUB"), and Tommy Hilfiger Corporation, a company incorporated under the laws of the British Virgin Islands (the "COMPANY").

                             W I T N E S S E T H :
                             - - - - - - - - - -

           WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement and pursuant to Section 170 of the BVI Companies Act, 2004 (the "BC ACT") of the British Virgin Islands;

           WHEREAS, the respective Boards of Directors of the Company and Merger Sub have, by resolution and in accordance with Section 170 of the BC Act, approved this Agreement and the merger of Merger Sub with and into the Company, as set forth below (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement;

           WHEREAS, the Board of Directors of Parent has approved and declared advisable this Agreement and the Merger, in accordance with the laws of the Netherlands; and

           WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Apax Europe VI A, L.P. and Apax Europe VI-1, L.P. (together, the "Guarantors") are providing a guarantee (the "GUARANTEE") in favor of the Company, in the form set forth in Exhibit A hereto, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement in the event of a breach by either Parent or Merger Sub of such obligations, subject to a cap as further set forth in Section 8.11.

           NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

                                    ARTICLE I

                                   THE MERGER

           Section 1.1 THE MERGER. At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BC Act, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the "SURVIVING CORPORATION") and a wholly-owned subsidiary of Parent.

           Section 1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the "CLOSING DATE") which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as defined in Section 3.7(a)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action at the Closing, including Sections 6.3(d) and (e), but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

           Section 1.3 EFFECTIVE TIME. On the Closing Date, immediately after the Closing, the parties shall cause the merger to be consummated by executing and filing articles of merger (the "ARTICLES OF MERGER") with the BVI Registrar of Corporate Affairs (the "REGISTRAR") and make all other filings or recordings required under the BC Act in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly registered by the Registrar, or at such later time as the parties shall agree (subject to the requirements of the BC Act) and as shall be set forth in the Articles of Merger (such date and time as the Merger becomes effective is referred to herein as the "EFFECTIVE TIME").

           Section 1.4 EFFECTS OF THE MERGER. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the BC Act. Without limiting the generality of the foregoing, at the Effective Time, all the assets of every description, including choses in actions and the business of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, claims, liabilities and obligations of the Company and Merger Sub shall become the debts, claims, liabilities and obligations of the Surviving Corporation, all as provided under the BC Act.

           Section 1.5 MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION. Subject to Section 5.8 of this Agreement, at the Effective Time, the Memorandum and Articles of Association of the Company, as set forth in
Schedule 1.5 hereto shall be the memorandum and articles of association of the Surviving Corporation, with such amendments as may be required in connection with the re-registration contemplated by Section 5.4(d) until thereafter amended in accordance with the provisions thereof and applicable Law.

           Section 1.6 DIRECTORS. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be appointed as directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

           Section 1.7 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                   ARTICLE II

                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

           Section 2.1 EFFECT ON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

           (a) CONVERSION OF COMPANY ORDINARY SHARES. Subject to Section 2.1(d), each ordinary share, par value U.S.$0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares collectively, "COMPANY ORDINARY SHARES" or "SHARES" and each, a "SHARE"), other than any Cancelled Shares (as defined, and to the extent provided, in Section 2.1(b)) and any Dissenting Shares (as defined, and to the extent provided, in Section 2.1(e)), shall thereupon be converted into a right to receive U.S.$16.80 in cash, without interest thereon (the "MERGER CONSIDERATION"); and all Shares that have been thus converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest thereon, upon surrender of such certificates in accordance with this
Article II.

           (b) PARENT AND MERGER SUB OWNED SHARES; TREASURY SHARES. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company as treasury shares (in each case, other than any such Shares held on behalf of third parties) (the "CANCELLED SHARES") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

           (c) CONVERSION OF MERGER SUB SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each ordinary share, par value U.S.$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable ordinary share, par value U.S.$0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of the Surviving Corporation. From and after the Effective Time, all certificates representing the ordinary shares of Merger Sub shall be deemed for all purposes to represent the number of ordinary shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

           (d) ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Ordinary Shares shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (it being understood that the right of the Company to effect any of the foregoing shall be subject to Section 5.1 hereof), the Merger Consideration shall be equitably adjusted to reflect such change.

           (e) DISSENTING SHARES. For the purposes of this Agreement, "DISSENTING SHARES" means Shares held by holders who duly exercise their right of dissent in relation to the Merger and in accordance with the provisions of
Section 179 of the BC Act. At or from the Effective Time, all Dissenting Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of certificates representing Dissenting Shares shall cease to have any rights with respect thereto (including any right to receive such holder's portion of the Merger Consideration pursuant to Section 2.1(a) hereof), except for such rights as are granted under Section 179 of the BC Act. Notwithstanding the foregoing, if any holder of Dissenting Shares fails at any time prior to or following the Effective Time to perfect or otherwise waives, withdraws or loses such holder's rights under Section 179 of the IBC Act, then the rights of such holder to be paid "fair value" pursuant to Section 179 of the BC Act shall cease to exist, and such Dissenting Shares shall entitle their holder to receive the Merger Consideration pursuant to Section 2.1(a) hereof. The Company shall give Parent (i) prompt notice of any notice received by the Company of any shareholder's intent to exercise dissenter's rights pursuant to
Section 179 of the BC Act, the withdrawal of any such notice and any other documents served upon the Company pursuant to Section 179 of the BC Act. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenter's rights or offer to settle or settle any such rights for an amount higher than the Merger Consideration.

           Section 2.2    EXCHANGE OF CERTIFICATES.

           (a) PAYING AGENT. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and approved in advance by the Company in writing (the "PAYING AGENT"), in trust for the benefit of holders of the Shares, the Company Stock Options (as hereinafter defined) and the Company Stock-Based Awards (as hereinafter defined), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares ("CERTIFICATES") (or effective affidavits of loss accompanied by any bond required by subsection (g) in lieu thereof) and Shares represented by book-entry ("BOOK-ENTRY SHARES") pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Consideration (as hereinafter defined) payable pursuant to Section 5.5 (such cash referred to in sub-section (a)(i) and (a)(ii) being hereinafter referred to as the "EXCHANGE FUND").

           (b) PAYMENT PROCEDURES. (i) As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss accompanied by any bond required by subsection (g) in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss accompanied by any bond required by subsection (g) in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) to each holder of a Company Stock Option or a Company Stock-Based Award, a check in an amount due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option or Company Stock-Based Award.

                  (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder's properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

                  (iii) For the avoidance of doubt, the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the "CODE") or any provision of U.S. state, U.S. local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made. If any withholding or deduction is required to be made under the Laws of any jurisdiction from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, the amount of such payment shall be increased to an amount which ensures that, after the making of that withholding or deduction, the holder entitled to receive such payment receives and retains a net sum equal to the payment which it would have received and retained had no such withholding or deduction been required; provided, that this sentence shall not require that any increase be made with respect to any withholding or deduction to the extent such withholding or deduction would have been imposed had Parent and Merger Sub (or their respective assignees pursuant to Section 8.7) been corporations organized under the Laws of the United States (or any political subdivision thereof) or the British Virgin Islands and not resident for Tax purposes in any other jurisdiction.

           (c) CLOSING OF REGISTER OF MEMBERS. At the Effective Time, the register of members of the Company shall be closed, and there shall be no further registration of transfers on the register of members of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

           (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares, Company Stock Options or Company Stock-Based Awards for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of its claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares.

           (e) NO LIABILITY. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law applicable to the Company or any of the Company's Subsidiaries or any of their respective properties or assets. If any Certificate or Book-Entry Share shall not have been surrendered prior to such date on which any Merger Consideration payable to the holder of such Certificate or Book-Entry Share pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of his or her claim for Merger Consideration.

           (f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest all cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

           (g) LOST CERTIFICATES. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the applicable Merger Consideration.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           Except as disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

           Section 3.1 QUALIFICATION, ORGANIZATION, SUBSIDIARIES, ETC. Each of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and each of the Company and its Subsidiaries is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company's Memorandum and Articles of Association and of the analogous constitutive and governing documents of the Company's Subsidiaries, each as amended through the date hereof. The Company's Memorandum and Articles of Association are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of the provisions of its governing documents. As used in this Agreement, any reference to any state of facts, circumstances, event or change having a "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent arising out of, resulting from or relating to (i)(A) any changes in general economic or political conditions or the financial, credit or securities markets, in each case in (x) the United States or (y) Europe taken as a whole, except, in either case, to the extent that such changes disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other participants in either (1) the retail apparel and wholesale apparel industry in the United States or (2) the premium brand segment thereof in Europe; (B) any events, circumstances, changes or effects that affect generally the retail apparel or wholesale apparel industry (except to the extent that such events, circumstances, changes or effects disproportionately impact the Company and its Subsidiaries taken as a whole relative to other participants in either (x) the retail apparel and wholesale apparel industry in the United States or (y) the premium brand segment thereof in Europe); (C) any outbreak or escalation of hostilities or war or any act of terrorism; (D) the Hong Kong tax matter referred to in the Company SEC Documents (as defined herein), including any claim relating thereto or the settlement, compromise or consent made in compliance with the terms of this Agreement (the "HONG KONG TAX MATTER"); or (E) the case entitled IN RE TOMMY HILFIGER SECURITIES LITIGATION, (Civil Action No. 04-CV-7678(RO)), including any settlement, compromise or consent made in compliance with the terms of this Agreement (the "SECURITIES CLASS ACTION") or
(ii) any events, circumstances, changes or effects that the Company can demonstrate are principally related to the announcement or the existence of this Agreement and the transactions contemplated hereby; PROVIDED, that clause (ii) shall not apply with respect to Section 3.3 (including for purposes of Section 6.3(a) insofar as Section 3.3 is concerned); PROVIDED, FURTHER, that "Material Adverse Effect" shall not include the expected decline in U.S. wholesale revenue, or the expected decrease in the continuing U.S. men's, women's and children's businesses (which no longer includes young men's jeans and the wholesale H Hilfiger businesses), described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward Outlook" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

           Section 3.2    CAPITAL STOCK.

           (a) As of December 15, 2005, the authorized share capital of the Company consisted of (i) 150,000,000 Company Ordinary Shares, of which (A) 92,464,503 Company Ordinary Shares were issued and outstanding (which includes all outstanding shares of restricted stock, but excludes treasury shares); (B) 6,192,600 Company Ordinary Shares were held in treasury; and (C) 8,851,830 Company Ordinary Shares were authorized and reserved for future issuance upon exercise of outstanding options to purchase Company Ordinary Shares under the Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger U.S.A., Inc. 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger Corporation 2001 Stock Incentive Plan, the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan, as amended, and the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan, as amended (collectively, the "COMPANY INCENTIVE PLANS"); and (ii) 5,000,000 preference shares, U.S.$0.01 par value per share (the "PREFERENCE SHARES"), of which none were issued and outstanding. All the outstanding Company Ordinary Shares are and all Company Ordinary Shares reserved for issuance as noted in clause (i)(C) above shall be, when issued in accordance with the respective terms thereof, (i) issued and granted in compliance with all applicable securities laws and other applicable Laws and not in violation of any preemptive rights and (ii) duly authorized, validly issued (or will be, in the case of shares referred to in subclause (i)(C)) and are (or will be, in the case of shares referred to in subclause (i)(C)) fully paid and non-assessable and are not subject to and were not, and will not be, in the case of shares referred to in subclause (i)(C), issued in violation of any preemptive or similar rights, purchase option, call right, right of first refusal or similar rights. No Subsidiary of the Company owns any Company Ordinary Shares.

           (b) Except as set forth in subsection (a) above: (i) the Company does not have any shares issued or outstanding, other than Company Ordinary Shares that have become outstanding after December 15, 2005 (pursuant to the exercise of outstanding options to purchase Company Ordinary Shares which options had been outstanding on December 15, 2005) and that had been reserved for issuance as set forth in subsection (a)(i)(C) above and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of shares, voting securities or other equity interests in the Company to which the Company or any of the Company's Subsidiaries is a party obligating the Company or any of the Company's Subsidiaries to (A) issue, transfer or sell any shares, voting securities or other equity interests of the Company or any Subsidiary of the Company or securities convertible or exercisable into, or exchangeable for, such shares, voting securities or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities or other similar right, agreement, arrangement or commitment to repurchase; or (C) redeem or otherwise acquire any such shares, voting securities or other equity interests.

           (c) Except for outstanding awards to acquire Company Ordinary Shares under each of the Company Incentive Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

           (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of the Company or any of its Subsidiaries.

           (e) Section 3.2(e) of the Company Disclosure Schedule contains a true and complete list of the Company's Subsidiaries, including its name, entity form and jurisdiction of organization. Except for the entities set forth in Section 3.2(e) of the Company Disclosure Schedule, the Company has no Subsidiaries and owns no ownership interest in any other partnership, corporation or other entity. All of the outstanding equity interests, as applicable, of each Subsidiary of the Company are validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any Liens, and none of such outstanding equity interests have been issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal. There are no outstanding options, warrants, calls, stock appreciation rights or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire any equity interests of, any such Subsidiary of the Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of any such Subsidiary of the Company.

           (f) Section 3.2(f) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding restricted shares and options to purchase Company Ordinary Shares as of the date hereof, including the holders thereof and the applicable dates of grant, exercise prices and any conditions precedent to vesting, in each case, related thereto.

           (g) Section 3.2(g) of the Company Disclosure Schedule is a true and complete schedule of the Company's outstanding Indebtedness as of the close of business on November 30, 2005. As of November 30, 2005, the unused commitment under the Company's cash-collateralized letter of credit facility was approximately U.S.$97 million. As used in this Agreement, "INDEBTEDNESS" means, without duplication, (i) all indebtedness, notes payable (including, without limitation, notes payable in connection with acquisitions), accrued interest payable or other obligations of the Company and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, other than intercompany indebtedness, (ii) all indebtedness of the Company and its Subsidiaries for the deferred purchase price for purchases of property or assets, (iii) all lease obligations of the Company and its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any obligations of the Company or its Subsidiaries in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in the ordinary course or documentary letters of credit in support of trade payables), (v) any indebtedness referred to in clauses (i) through (iv) above of any person or entity other than the Company or any of its Subsidiaries which is either guaranteed by, or secured by any Lien (other than Permitted Liens) upon any material property or assets owned by, the Company or any of its Subsidiaries.

           Section 3.3 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

           (a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Shareholder Approval and (ii) the filing with, and acceptance by the Registrar of, the documents of re-registration as contemplated by Section 5.4(d) and the Articles of Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. The Board of Directors of the

Company has approved this Agreement by way of a board resolution adopted pursuant to Section 170 of the BC Act and determined that this Agreement is advisable. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

           (b) Other than in connection with or in compliance with (i) the provisions of the BC Act and the International Business Companies Act, 1984,
(ii) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") ,
(iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iv) the European Community Merger Regulation ("ECMR") and (v) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the "COMPANY APPROVALS"), no authorization, consent, clearance or approval of, or filing or notification with, any United States (whether federal, state or local) or foreign, provincial or supranational governmental or regulatory agency, commission, court, body, entity or authority or works council or similar governmental or regulatory body (each, a "GOVERNMENTAL ENTITY") is necessary, under any Law (as hereinafter defined) applicable to the Company or any of the Company's Subsidiaries or any of their respective properties or assets, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           (c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or any increased cost or loss of benefit to the Company or any Subsidiary thereof or increased benefit to another party thereto under, or result in the, or give rise to a right of, termination, cancellation or acceleration of any obligation under, any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right, license, arrangement or other obligation (each, a "CONTRACT") to which the Company or any of the Company's Subsidiaries is a party or by which the Company or any of the Company's Subsidiaries is bound or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind or any restriction on transfer or, in the case of securities, voting rights (each, a "LIEN") upon any of the properties or assets of the Company or any of the Company's Subsidiaries, (ii) conflict with or result in any violation in any respect of any provision of the Memorandum and Articles of Association or other equivalent organizational document, in each case as amended, of the Company or any of the Company's Subsidiaries or (iii) conflict with or violate any Laws applicable to the Company or any of the Company's Subsidiaries or any of their respective properties or assets or any order, injunction, decree, or judgment (each, an "ORDER") applicable to the Company or any of its Subsidiaries in existence as of the date hereof, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, Lien or other circumstance that would not (x) prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement or (y) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.4    REPORTS AND FINANCIAL STATEMENTS.

           (a) The Company has timely filed or furnished all forms, documents and reports (the "COMPANY SEC DOCUMENTS") required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the "SEC") since March 31, 2004. As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. None of the Company's Subsidiaries, other than Tommy Hilfiger U.S.A., Inc. (whose obligation is satisfied by disclosures provided in the filings made by the Company), is required to file with, or furnish to, the SEC any form, document or report.

           (b) The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, occurring since March 31, 2004. As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to any Company SEC Documents. The consolidated financial statements (as restated, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows and changes in shareholders' equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) and
(iv) were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC or other SEC rules and/or regulations) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

           Section 3.5    INTERNAL CONTROLS AND PROCEDURES.


           (a) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT") and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

           (b) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, which are reasonably likely to materially adversely affect the Company's ability to record, process, summarize and report financial data and (ii) any fraud or allegation of fraud, whether or not material, known to management that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company carried out an evaluation, under the supervision and with the participation of management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures as of March 31, 2005, and such assessment concluded that the Company's disclosure controls and procedures were not effective as of March 31, 2005, at the reasonable assurance level, because of the material weakness related to accounting for income taxes described in Management's Report on Internal Control over Financial Reporting in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005. As of the date hereof, management has taken actions that it believes should address such material weakness.

           Section 3.6 NO UNDISCLOSED LIABILITIES. Except (a) as reflected or reserved against in the Company's consolidated balance sheet as of March 31, 2005 (or the notes thereto) included in the Company SEC Documents and (b) for liabilities or obligations incurred in the ordinary course of business since March 31, 2005, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which are disclosed in the Company SEC Documents or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

           Section 3.7    COMPLIANCE WITH LAW; PERMITS.

           (a) The Company and each of the Company's Subsidiaries are in compliance with and are not in default under or in violation of any (i) any federal, state, local or foreign law, statute, ordinance, rule, regulation, decree, agency requirement, license or permit of any Governmental Entity (collectively, "LAWS" and each, a "LAW") or (ii) Order, in each case, applicable to the Company, such Subsidiaries or any of their respective properties or assets and have not received any written notice of any non-compliance, default or violation of such Laws or Orders, except in the case of each of (i) and (ii) above, where such non-compliance, default or violation of Laws or Orders would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.5, or in respect of environmental, Tax, employee benefits or labor Laws matters.

           (b) The Company and the Company's Subsidiaries are in possession of all authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company's Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "COMPANY PERMITS"), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company's Subsidiaries are, and at all times since April 1, 2004 have been, in compliance with the terms and conditions of the Company Permits, and neither the Company nor any of the Company's Subsidiaries has received written notice of any violation of the terms or conditions of the Company Permits, or alleging the failure to hold or obtain any Company Permits required to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except violations or failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company's Subsidiaries has received written notice that any of the Company Permits will not be renewed, and there are no actions, suits, inquiries, investigations or proceedings pending to revoke or withdraw any such Company Permits, except for such non-renewals, revocations or withdrawals that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.8    EMPLOYEE BENEFIT PLANS.

           (a) Section 3.8(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. "COMPANY BENEFIT PLANS" means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA), providing cash- or equity-based incentives, profit sharing, health, medical, dental, disability, accident or life insurance benefits or vacation, paid time off, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates for the benefit of any current or former employees, directors or consultants of the Company or its Subsidiaries and all employee agreements providing cash- or equity-based compensation, vacation, retention, severance, change of control, savings contribution or other benefits or commitments to any current or former officer, director, employee, or consultant of the Company or its Subsidiaries, except to the extent providing benefits imposed by applicable foreign Law. The Company has made available to Parent a true and complete copy (where applicable) of: (i) each material Company Benefit Plan, (ii) each trust or funding arrangement prepared in connection with each such Company Benefit Plan, (iii) the most recently filed annual report on Internal Revenue Service Form 5500 or any other annual report required by applicable Law, (iv) the most recently received determination or opinion letter for each such Company Benefit Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan, (vi) the most recent summary plan description, any material summaries of material modification, any employee handbooks, and (vii) any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employee, consultant, or director of the Company or any Subsidiary concerning the extent of the benefits provided under a material Company Benefit Plan. Neither the Company nor any Subsidiary has any commitment to establish any new material Company Benefit Plan or to materially modify any Company Benefit Plan.

           (b) None of the Company or any Subsidiary or any other person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an "ERISA AFFILIATE"), has now or at any time within the past six years (and in the case of any such other person or entity, only during the period within the past six years that such other person or entity was an ERISA Affiliate) contributed to, was required to contribute to, sponsored, or maintained, with respect to ERISA Affiliates, while being an ERISA Affiliate: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

           (c) Except, in each case, where it would not be reasonably expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service that the Company Benefit Plan is so qualified, (ii) each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service that it is so exempt, and, (iii) to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

           (d) Each Company Benefit Plan and each related trust agreement has been established, maintained and administered in compliance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no Company Benefit Plan provides, or has any liability to provide medical benefits to any Company Employee following his retirement, except as required by applicable Law or as provided in individual agreements upon a severance event.

           (e) Except as set forth in Section 3.8 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer or (iii) result in an excess parachute payment under
Section 280G of the Code.

           (f) Section 3.8 of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan (x) that is not subject to United States Law and (y) in which Company participation is not mandatory under applicable foreign Law (a "FOREIGN BENEFIT PLAN"), except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Foreign Benefit Plan; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign Benefit Plan is in compliance in all material respects with all applicable Laws.

           Section 3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 2005, except as otherwise specifically contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not taken any action between March 31, 2005 and the date of this Agreement, that, if taken after the date of this Agreement, would be proscribed by subparagraphs (i), (ii), (iv), (v), (vi), (xvii) of Section 5.1(a) or agrees, in writing or otherwise, to take any of the foregoing actions.

           Section 3.10 INVESTIGATIONS; LITIGATION. (a) The Company has not received written notice of any investigation or review pending (and, to the knowledge of the Company, no such investigation or review is threatened) by any Governmental Entity with respect to the Company or any of the Company's Subsidiaries which would reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement; and (b) there are no actions, suits, grievances, arbitrations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company's Subsidiaries, or any of their respective properties, officers or directors or for which the Company or any of the Company's Subsidiaries is required to indemnify a third party at law or in equity before, and there are no orders, judgments or decrees of or before, any Governmental Entity, in each case, which would reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or
(ii) prevent or materially delay the Company from consummating the transactions contemplated by this Agreement.

           Section 3.11   TAX MATTERS.

           (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its

Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its Subsidiaries have paid on a timely basis all Taxes that are due and payable by them, except, in the case of clause (i) or clause (ii) hereof, for Taxes contested in good faith or for which adequate reserves have been established;
(iii) the U.S. consolidated federal income Tax Returns of Tommy Hilfiger USA, Inc. have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for the periods as set forth in the Company Disclosure Schedule; (iv) as of the date of this Agreement, there are not pending or, to the knowledge of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes; (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; and (vi) none of Tommy Hilfiger USA, Inc. or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). For purposes of this Agreement, "PERMITTED LIENS" means any Lien (A) for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established, or (B) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business.

           (b) For purposes of this Agreement: (i) "TAXES" means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; and (ii) "TAX RETURN" means any return, report or similar filing required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in Sections 3.1 through 3.10 or in Sections
3.12 through 3.21 in respect of Tax matters.

           Section 3.12   LABOR MATTERS.

           (a) Except to the extent imposed by applicable foreign Law, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with any employee, labor union or similar labor organization; there are no collective bargaining agreements (or similar agreements or arrangements in any foreign country) that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union or organization with respect to their employment with the Company or its Subsidiaries.

           (b) As of the date hereof, no labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other foreign labor relations tribunal or authority. As of the date hereof, the Company and its Subsidiaries have no knowledge of any labor union organizing activities with respect to any employees of the Company or its Subsidiaries.

           (c) From March 31, 2003 to the date hereof, there has been no actual, or to the knowledge of the Company, threatened: (i) strikes, lockouts, slowdowns, or work stoppages, or (ii) unfair labor practice charges, material arbitrations, material grievances, labor disputes (other than routine individual grievances), in each case, (x) against or affecting the Company or its Subsidiaries and (y) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

           (d) The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, wages and hours and labor relations, health and safety, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, classification of workers as independent contractors, workers' compensation, employee leave issues and unemployment insurance, except to the extent that the failure to comply with any such Law, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements, and do not have any material liabilities, under the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

           (e) From March 31, 2003 to the date hereof, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have not received (i) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (ii) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, or
(iii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or similar agreement.

           (f) The Company and its Subsidiaries have taken all reasonable steps to require that their manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Company and its Subsidiaries do not utilize forced labor, prison labor, convict labor, indentured labor, child labor, corporal punishment or other forms of mental or physical coercion in connection with the manufacture of the products for the Company and its Subsidiaries, including the maintenance of a compliance program to monitor activities of such entities.

           Section 3.13   INTELLECTUAL PROPERTY.

           (a) For the purposes of this Agreement, "INTELLECTUAL PROPERTY" means all U.S. and foreign (i) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("TRADEMARKS"); (ii) copyrights and copyrightable subject matter ("COPYRIGHTS"); (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("PATENTS"); (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (v) computer programs (whether in source code, object code, or other form), databases and compilations and data ("SOFTWARE"), (vi) trade secrets and all confidential information, know-how, inventions, processes, formulae, models, and methodologies ("TRADE SECRETS"), (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

           (b) Section 3.13(b) of the Company Disclosure Schedule sets forth a correct and complete list of all U.S. and foreign (i) Trademark registrations and applications (including domain names), (ii) Copyright registrations and applications, (iii) issued Patents and Patent applications and (iv) material Software. The Company or a Subsidiary is the sole and exclusive beneficial and record owner of all of the Intellectual Property set forth in Section 3.13(b) of the Company Disclosure Schedule, and all such Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable.

           (c) Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens, all material Intellectual Property used in their respective businesses as currently conducted and the consummation of the transactions contemplated hereby will not materially alter, impair, or require payments of any additional amounts with respect to such rights.

           (d) There are, and in the past two (2) years have been, no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any Intellectual Property rights or any other proprietary right of any person in any material respect or violate or conflict with any Contracts related thereto. As of the date hereof, and in the past two (2) years, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses, which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           (e) To the knowledge of the Company, except as disclosed in Sections 3.13(b) and 3.13(d) of the Company Disclosure Schedule, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the word marks TOMMY HILFIGER and KARL LAGERFELD, the FLAG logo, and, with respect solely to fragrances, the word mark TOMMY, are available for use and registration as trademarks throughout the United States, Canada, Europe (namely, all Member States of the European

Union as of the date hereof, and Switzerland) and Japan in connection with the sale, marketing and distribution of all of the following products and product lines: fragrance, bedding, eyewear, jewelry/watches, bags, belts/small leather goods, clothing (including outerwear, underwear, sleepwear/robes) and footwear.

           (f) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, as well as its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or its Subsidiaries in their respective businesses as currently conducted. No claims have been asserted or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third party's privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not cause any violation in any material respect of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of such personal information.

           Section 3.14 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of J.P. Morgan Securities Inc., dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Ordinary Shares from a financial point of view.

           Section 3.15 REQUIRED VOTE OF THE COMPANY SHAREHOLDERS. The affirmative vote of the holders of outstanding Company Ordinary Shares, voting together as a single class, representing a simple majority of the votes of the Company Ordinary Shares that were present at the meeting and entitled to vote thereon and were voted and did not abstain, is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby (the "COMPANY SHAREHOLDER APPROVAL").

           Section 3.16   MATERIAL CONTRACTS.

           (a) Except for this Agreement and the Company Benefit Plans, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any:

                  (i) "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

                  (ii) employment Contract or Contract with an individual for the provision of consulting services in lieu of employment that provides for annual cash base salary compensation as of the date hereof exceeding U.S.$400,000 per year;

                  (iii) Contract with any current or former director or officer of the Company or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

                  (iv) Contract between (x) the Company or any of the Company's Subsidiaries, on the one hand, and (y) any affiliate of the Company (other than the Company's Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

                  (v) Contract containing covenants of the Company or any of the Company's Subsidiaries not to compete in the apparel business in any geographical area;

                  (vi) Contract that creates a partnership or joint venture or similar agreement with respect to any material business of the Company;

                  (vii) material written Contract (other than purchase orders) with the top five (by dollar volume during the fiscal year ended March 31, 2005) suppliers or service providers of the Company and its Subsidiaries;

                  (viii) Contract that, individually or in the aggregate, would reasonably be expected to prevent, or materially delay the Company's ability to consummate the Merger;

                  (ix) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness by the Company (including agreements related to interest rate or currency hedging activities) with any third party in excess of U.S.$1 million;

                  (x) collective bargaining agreement or employee association agreement material to the Company and its Subsidiaries taken as a whole;

                  (xi) Contract for the sale of assets since March 31, 2005 (other than inventory in the ordinary course of business) in excess of U.S$1 million;

                  (xii) written Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell any securities of any entity;

                  (xiii) settlement or conciliation agreement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole;

                  (xiv) Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound (x) granting or obtaining any right to use any material Trademarks or (y) restricting the Company's rights, or permitting other parties, to use or register any material Trademarks;

                  (xv) other Contract under which the Company and its Subsidiaries are obligated to make annual payments in excess of U.S.$1 million (other than leases, subleases or real property license agreements or in the ordinary course of business); or

                  (xvi) acquisition agreement (other than with respect to inventory in the ordinary course) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, "earn-out" or other contingent obligations, in each case, that would be reasonably be expected to result in payments in excess of U.S.$1 million

      (all contracts of the type described in this Section 3.16 being referred to herein as "COMPANY MATERIAL CONTRACTS").

           (b) The Company has made available to Parent copies of each Company Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation in all material respects of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company has received any written notice or claim of default under any Company Material Contract or any written notice of an intention to, and to the knowledge of the Company, no other party to any Company Material Contract intends to terminate, not renew or challenge the validity or enforce-ability of any Company Material Contract (including as a result of the execution and performance of this Agreement), (ii) to the Company's knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or a material default under any Company Material Contract and (iii) the Company and the Subsidiaries of the Company have performed all respective material obligations required to be performed by them to date under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder.

           Section 3.17 FINDERS OR BROKERS. Except for J.P. Morgan Securities Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. Section 3.17 of the Company Disclosure Schedule contains the Company's good faith estimate as of the date hereof of all fees or commissions required to be paid by the Company or any of its Subsidiaries to any investment banker or legal advisor, in each case, for the provision of services to the Company in connection with the consummation of the transactions contemplated hereby. The Company has made available to Parent a true and correct copy of its engagement letter with J.P. Morgan Securities Inc. for services provided in connection with this Agreement.

           Section 3.18   PROPERTIES AND LEASES.

           (a) Neither the Company nor any of its Subsidiaries owns any real property. Section 3.18 of the Company Disclosure Schedule contains a true, correct and complete list of all leases, subleases or other occupancy agreements relating to all material real property that any of the Company or its Subsidiaries leases or subleases or otherwise has any right, title or interest in or to and sets forth the Company or applicable Subsidiary that leases, subleases or otherwise has an interest in the same (the property demised thereunder herein referred to as the "LEASED REAL PROPERTY"), regardless of whether the terms thereof have commenced. No person other than the Company or one of its Subsidiaries leases, subleases or licenses or otherwise occupies the Leased Real Property.

           (b) With respect to each Leased Real Property, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) there exists no material default under any such lease or sublease by the Company or any Subsidiary which has not been cured, and, to the knowledge of the Company, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a material default on the part of the Company or any of its Subsidiaries under any such lease or sublease; and (iii) the Company has made available to Parent copies of each such lease, sublease or license in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement.

           Section 3.19   ENVIRONMENTAL MATTERS.

           (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                  (i) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws, including possessing all material Company Permits required for its operations under applicable Environmental Laws;

                  (ii) Neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, is not the subject of, any actions, claims, investigations, demands, citation, complaint or notices by any person alleging liability arising under, or non-compliance with any Environmental Law; and

                  (iii) With respect to any Owned Real Property or Leased Real Property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no Releases of Hazardous Materials that are reasonably likely to result in a claim against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person from or against any liabilities arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Materials, or otherwise arising in connection with or under Environmental Laws.

           (b) As used herein:

                  (i) the term "ENVIRONMENTAL LAW" means any federal, state, local and foreign Law, judicial decisions, injunctions and permits and governmental agreements relating to protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including those relating to the Release of Hazardous Materials.

                  (ii) the term "HAZARDOUS MATERIAL" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law, including (a) petroleum, asbestos or polychlorinated biphenyls and (b) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

                  (iii) the term "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.

           Section 3.20 STATE TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or in the British Virgin Islands are applicable to the Company in connection with the transactions contemplated by this Agreement.

           Section 3.21 INSURANCE POLICIES. All insurance policies maintained by the Company and its Subsidiaries as of the date hereof (collectively, the "INSURANCE POLICIES") "are listed in Section 3.21 of the Company Disclosure Schedule. All Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid. Neither the Company nor any of its Subsidiaries is in material breach or material default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a material breach or material default, or permit termination or material modification of any of the Insurance Policies, other than the actions contemplated by this Agreement. The Company has made available to Parent a list of each material claim made under an Insurance Policy at any time during the calendar year immediately preceding the date hereof. Neither the Company nor any of the Company's Subsidiaries has received written notice under any Insurance Policy denying or disputing any material claim (or coverage with respect thereto) made by the Company or any of the Company's Subsidiaries or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the two year period immediately prior to the date hereof.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

           Except as disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE") (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:

           Section 4.1 QUALIFICATION; ORGANIZATION, SUBSIDIARIES, ETC. Each of Parent and Merger Sub is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, the Financing (as hereinafter defined) (a "PARENT MATERIAL ADVERSE EFFECT"). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent's certificate of incorporation and by-laws and Merger Sub's memorandum and articles of association, each as amended through the date hereof. Such articles of incorporation, by-laws and memorandum and articles of association are in full force and effect. Neither Parent nor Merger Sub is in violation in any material respect of the provisions of its governing documents.

           Section 4.2 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

           (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Financing, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub (and, with respect to Merger Sub, by its sole shareholder, such consent attached hereto as Exhibit B) and, except for the filing of the Articles of Merger with the Registrar, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, including the Financing. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

           (b) Other than in connection with or in compliance with (i) the provisions of the BC Act, (ii) the Exchange Act, (iii) the HSR Act, (iv) the ECMR and (v) the approvals set forth on Section 4.2 of the Parent Disclosure Schedule (collectively, the "PARENT APPROVALS"), no authorization, consent, clearance or approval of, or filing or notification with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           (c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or any Order applicable to Parent or Merger Sub in existence as of the date hereof, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, Lien or other circumstance that would not (x) prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby, including the Merger or (y) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           Section 4.3    COMPLIANCE WITH LAW; PERMITS.

           (a) Parent and Merger Sub are in compliance with and are not in default under or in violation of any Laws or Orders applicable to Parent or Merger Sub or any of their respective properties or assets, and have not received any written notice of any non-compliance, default or violation of such Laws or Orders, including, without limitation, all Environmental Laws, except where such non-compliance, default or violation of Laws or Orders would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           (b) Parent and Parent's Subsidiaries are in possession of all authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent's Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "PARENT PERMITS"), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub are in compliance with the terms and conditions of the Parent Permits, and neither Parent nor Merger Sub has received written notice of any violation of the terms or conditions of the Parent Permits, or alleging the failure to hold or obtain any Parent Permits required to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except violations or failures that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub has received written notice that any of the Parent Permits will not be renewed, and there are no actions, suits, inquiries, investigations or proceedings pending to revoke or withdraw any such Parent Permits, except for such non-renewals, revocations or withdrawals that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           Section 4.4 INVESTIGATIONS; LITIGATION. (a) Parent has not received written notice of any investigation or review pending (and, to the knowledge of Parent, no such investigation or review is threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) there are no actions, suits, grievances, arbitrations or proceedings pending (or, to Parent's knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties, officers or directors or for which Parent or any of its Subsidiaries is required to indemnify a third party at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           Section 4.5 AVAILABLE FUNDS. The financing of the transactions contemplated hereby will consist of a combination of equity financing (the "EQUITY FINANCING") and debt financing (which includes funds loaned to Parent which are in turn loaned to Merger Sub) (the "DEBT FINANCING", and together with the Equity Financing, the "FINANCING"). Section 4.5 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of executed commitment letters (the "FINANCING COMMITMENTS") pursuant to which, and subject to the terms and conditions thereof, the parties thereto have committed to provide Parent with the Financing. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent and Merger Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments, and neither Parent nor Merger Sub reasonably believes that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The proceeds from the Financing as contemplated by the Financing Commitments, together with cash on hand of the Company and its Subsidiaries anticipated to be available at the Effective Time, constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Consideration and the payment of all associated costs and expenses (including any refinancing of Indebtedness of Parent or the Company required in connection therewith). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

           Section 4.6 CAPITALIZATION OF MERGER SUB. As of the date of this Agreement, the authorized share capital of Merger Sub consists of one ordinary share, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent or a direct or indirect wholly-owned subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement.

           Section 4.7 GUARANTEE. Concurrently with the execution of this Agreement and subject to the limitations set forth in Section 8.11, the Guarantors have delivered to the Company the Guarantee, dated as of the date hereof, in favor of the Company, in the form set forth in Exhibit A hereto, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement in the event of a breach by either Parent or Merger Sub of such obligations.

           Section 4.8 NO VOTE OF PARENT STOCKHOLDERS. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or the applicable rules of the any exchange on which securities of Parent are traded, in order for Parent to consummate the Merger or effect the Financing.

           Section 4.9 FINDERS OR BROKERS. Except for Citigroup Global Markets Inc., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

           Section 5.1 CONDUCT OF BUSINESS BY THE COMPANY AND PARENT.

           (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 7.1 (the "TERMINATION DATE"), and except (i) as may be required by Law,
(ii) as may be agreed in writing by Parent, (iii) as may be expressly permitted pursuant to this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business in all material respects and consistent with past practice; and the Company for itself and on behalf of its Subsidiaries agrees with Parent to use its reasonable best efforts to preserve substantially intact their business organizations and goodwill, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers, licensees, licensors and suppliers and with other persons with whom they have significant business relations; PROVIDED, HOWEVER, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company agrees with Parent, that between the date hereof and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, without the prior written consent of Parent:

                  (i) shall not, and shall not permit any of its Subsidiaries that is not wholly-owned to, declare, set aside, make, authorize or pay any dividends on or distribution with respect to its outstanding share capital (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), other than dividends in nonmaterial amounts paid as part of the Company's cash management system in the ordinary course of business and consistent with past practice by any wholly-owned Subsidiary of the Company to the Company or any wholly-owed Subsidiary of the Company;

                  (ii) shall not, and shall not permit any of its Subsidiaries to, adjust, subdivide, split, combine or reclassify any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares;

                  (iii) except as required pursuant to existing written agreements or employee benefit plans (including the severance and retention plans) in effect as of the date hereof, as specifically permitted by the terms of this Agreement or as otherwise required by Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or to become payable to its directors, executive officers or other employees of the Company, except in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (B) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer or other employee of the Company or any of its Subsidiaries at a level of "Director" (i.e., the level immediately below "Vice President") or above, (C) enter into or amend any individual employment arrangement with any executive officer or other employee of the Company (except (i) with respect to promotions of current employees to a level below "Senior Vice President" and with a base salary of less than $150,000 per year or an equivalent foreign amount, or (ii) to the extent necessary to replace a departing employee; provided that any such replacement employee (whether internal or external) is at a level below "Senior Vice President" and has a base salary of less than $150,000 per year or an equivalent foreign amount, (D) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan or Foreign Benefit Plan, (E) establish, adopt, enter into or amend any bonus plan or arrangement covering employees of the Company or (F) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

                  (iv) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice, including travel cash advances, to employees of the Company (other than officers and directors with respect to any loans or advances other than travel cash advances) not to exceed U.S.$100,000 in each case) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

                  (v) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

                  (vi) except in respect of the Merger, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into any agreement with respect to, any merger, consolidation or business combination, the acquisition or sale of assets, which are material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

                  (vii) except as required in connection with the transactions contemplated by Section 5.4(d), shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its memorandum and articles of association or similar applicable charter or governing documents;

                  (viii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any of its shares or other ownership interest or voting security in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares, voting securities or ownership interests or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of Company Ordinary Shares in respect of any exercise of Company Stock Options and Company Stock-Based Awards outstanding on the date hereof, (B) the sale of Company Ordinary Shares pursuant to the exercise of options to purchase Company Ordinary Shares if necessary at the direction of the applicable optionee with respect to the shares underlying such optionee's options upon exercise or for withholding, or
      (C) issuances of Company Ordinary Shares or options to acquire Company Ordinary Shares pursuant to obligations under employment agreements in effect on the date hereof (which grants are required to be made on a date prior to Closing);

                  (ix) except as may be required under employment agreements executed prior to the date hereof (which grants are required to be made on a date prior to Closing), shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any compensatory warrants, options, convertible security or other rights to acquire any of its shares or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof);

                  (x) except in connection with the exercise of outstanding stock options, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any of its shares or any rights, warrants or options to acquire any such shares;

                  (xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay, refinance or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except for the incurrence of Indebtedness in the ordinary course of business of the Company or any of its Subsidiaries under existing credit facilities (including the Company's existing cash-collateralized letter of credit facility as it may be extended or renewed) of the Company or any of its Subsidiaries (or under a cash-collateralized letter of credit facility that is substituted for or replaces or refinances the Company's existing cash-collateralized letter of credit facility on substantially similar terms (including a lender commitment thereunder in an amount not to exceed $150 million) and which will provide for the immediate release of the cash collateral upon repayment of amounts outstanding at Closing and termination of such agreement) in an amount not to exceed U.S.$290 million in aggregate principal amount outstanding at any time;

                  (xii) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

                  (xiii) shall not, and shall not permit any of its Subsidiaries to, enter into, any Company Material Contracts with a term longer than one year which cannot be terminated without material penalty upon notice of sixty (60) days or less;

                  (xiv) notwithstanding clause (xiii) above and without limiting any other restrictions hereunder, shall not, and shall not permit any of its Subsidiaries to, enter into or modify (A) any Contract described under clause (v), clause (x), and clause (xvi), in each case of Section 3.16(a) or (B) any leases covering Leased Real Property for retail stores in the United States or Canada that are not outlet stores;

                  (xv) shall not, and shall not permit any of its Subsidiaries to, dispose of, license, grant, or obtain, or permit to lapse any rights to, any material Intellectual Property, or renew any existing license agreement of the Company and its Subsidiaries on materially different terms relative to existing terms;

                  (xvi) shall not, and shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person;

                  (xvii) shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, agreement, understanding or arrangement between (i) the Company or any of the Company's Subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than the Company's Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K;

                  (xviii) shall not, and shall not permit any of its Subsidiaries to, settle any actions, suits, inquiries, investigations, or proceedings pending or threatened against or affecting the Company or any of the Company's Subsidiaries or any of their respective properties at law or in equity before any Governmental Entity (it being understood that the Company shall consult with Parent in the defense and/or settlement of any such actions, suits, inquiries, investigations, or proceedings), other than in the ordinary course of business consistent with past practice, but not, in any individual case, in excess of U.S.$1,000,000 or that involves equitable remedies (including but not limited to any that would prohibit or restrict the Company from operating as it is currently or has historically); PROVIDED, that the Company and its Subsidiaries shall be permitted to settle in its discretion for monetary amounts only (other than non-monetary matters that do not materially restrict the future operations of the business) any of the matters set forth on Annex C of
      Section 5.1 of the Company Disclosure Schedule in a monetary amount up to the amount set forth opposite such matter on such schedule;

                  (xix) shall not, and shall not permit any of its Subsidiaries to, enter into or materially modify any currency exchange, commodities or other hedging transactions or arrangements, other than in the ordinary course of business and consistent with past practice;

                  (xx) shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures, capital additions or capital improvements in excess of U.S.$100 million in the aggregate amount authorized in the capital expenditures budget set forth on Annex A of
      Section 5.1 of the Company Disclosure Schedule, provided further that any capital expenditures, capital additions or capital improvements (whether new or maintenance and whether pursuant to one or more outlays) in excess of $1 million per project shall require the consent of Parent; or

                  (xxi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

           Section 5.2 INVESTIGATION. The Company shall afford to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources, investment bankers and other agents, advisors and representatives (collectively, "REPRESENTATIVES") reasonable access during normal business hours, throughout the period prior to the Effective Time, to its and its Subsidiaries' properties, contracts, commitments, books and records and any other report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall use its reasonable best efforts to cause its Representatives to furnish promptly to Parent such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as Parent or its Representatives may from time to time reasonably request, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent that would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party (provided that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain waivers under such agreements or, to the extent permissible, implement requisite procedures to enable the provision of reasonable access without violating such agreement), would be reasonably likely to result in a loss of privilege to the Company or any of its Subsidiaries, or would constitute a violation of applicable Laws; PROVIDED, that the maximum amount of information that can be disclosed without having either of such effects shall be disclosed to Parent. Parent hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT"), dated as of October 5, 2005, between the Company and Apax Partners Worldwide, LLP ("APAX"); provided, that the Company hereby waives the terms and conditions in the Confidentiality Agreement insofar as such terms prohibit Apax or any of its affiliates from contacting any customers, suppliers, officers or employees of the Company or any of its Subsidiaries; provided, further, that, in no event shall Apax or any of its affiliates contact any customer, supplier, officer or employee of the Company or any of its Subsidiaries without the Company's prior written consent, such consent not to be unreasonably withheld.

           Section 5.3    NO SOLICITATION.

           (a) The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective directors, employees who hold the title of Vice President or above, accountants, consultants, legal counsel, financial advisors, financing sources or investment bankers not to, and that it shall use its reasonable best efforts to cause the Company's other employees who hold a title below Vice President not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Company Alternative Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information (or grant access to any of the properties, assets or nonpublic records of the Company or any of its Subsidiaries) with respect to or in furtherance of any Company Alternative Proposal, (iii) engage in discussions with any person with respect to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iv) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, the Company Recommendation, (v) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any Company Alternative Proposal or (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)); provided, however, it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 5.3(b), 5.3(c) or 7.1(g) shall not be deemed to be a breach or violation of this Section 5.3(a).

           (b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives an unsolicited written Company Alternative Proposal (other than as a result of its breach of Section 5.3(a)) which (i) constitutes a Company Superior Proposal (and the Board so determines) or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company's outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause
(x) or (y)
below, in a Company Superior Proposal, the Company may take, or the Company may direct its Representatives to take, the following actions: (x) furnish nonpublic information to the third party making such Company Alternative Proposal, if, and only if, (i) all such information provided to such third party has previously been made available to Parent or is made available to Parent concurrently with the time such information is provided to such third party and (ii) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality, to the terms of the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Company Alternative Proposal.

           (c) From and after the execution of this Agreement, the Company shall promptly, and in any event within 48 hours following receipt thereof, advise Parent orally and in writing of the receipt, directly or indirectly, of any proposal for a Company Alternative Proposal (including any materially modified proposal) and any determination by the Board of Directors of the Company under
Section 5.3(b), which notification shall identify the offeror and include a copy of any such proposal, if it is in writing, or a written summary of the material terms and conditions of any Company Alternative Proposal relating to a Company Alternative Proposal if it is not in writing. In addition, the Company shall keep Parent reasonably informed on a reasonably current basis with respect to any material development relating to such proposal, including the entering into of discussions or negotiations and the results of such discussions or negotiations and any changes in material terms or conditions based thereon. The Company shall promptly make available to Parent all information provided to such third party that has not previously been made available to Parent regardless of whether Parent previously requested such information. In the event of any Company Change in Recommendation (as defined herein), the Company shall provide Parent with the Company's stockholder lists and following a Company Change in Recommendation Parent may contact the Company's shareholders and prospective investors without regard to the limitations set forth in Section 5.7.

           (d) The Board of Directors of the Company may (i) (A) change, withhold or withdraw (or modify or amend in a manner adverse to Parent or Merger
Sub) the Company Recommendation, or publicly propose to change, withhold or withdraw (or modify or amend in a manner adverse to Parent or Merger Sub) the Company Recommendation or (B) recommend or approve, or propose publicly to recommend or approve, any Company Alternative Proposal that constitutes a Company Superior Proposal (any such action, a "COMPANY CHANGE OF RECOMMENDATION") if the Board of Directors of the Company has concluded in good faith after consultation with the Company's outside legal and financial advisors that the failure of the Board of Directors to effect a Company Change of Recommendation would be reasonably likely to be inconsistent with the directors' exercise of their fiduciary obligations to the Company's shareholders under applicable Law. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

           (e) The Company shall immediately cease and cause to be terminated any existing negotiations or discussions with any third party conducted heretofore with respect to any Company Alternative Proposal. The Company shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve (12) months immediately prior to the date of this Agreement in connection with such Person's consideration of a Company Alterative Proposal to return or destroy all confidential information or data heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

           (f) As used in this Agreement, "COMPANY ALTERNATIVE PROPOSAL" shall mean any bona fide proposal or offer made by any person prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger or business combination or similar transaction with the Company; (ii) the acquisition (by purchase, tender offer, exchange offer or otherwise) by any person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by any person of twenty percent (20%) or more of the issued and outstanding Company Ordinary Shares; (iv) the exclusive, long term license of Trademarks of the Company and its Subsidiaries to any third party if such license would be material to the Company and its Subsidiaries, taken as a whole; or (v) any recapitalization transaction in which the shareholders of the Company receive a payment or distribution in the form of cash, debt securities or securities with a limited life (any such transaction referred to in clause (v), a "RECAPITALIZATION TRANSACTION").

           (g) As used in this Agreement "COMPANY SUPERIOR PROPOSAL" shall mean a Company Alternative Proposal for or in respect of a majority of the outstanding Ordinary Shares or all or substantially all of the Company's and its Subsidiaries' assets that is reasonably capable of being consummated, made by any person that the Board of Directors of the Company determines in good faith, after consultation with the Company's financial and legal advisors, and considering such factors as the Board of Directors considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal and any fees to be paid to Parent pursuant to the terms hereof),
(1) is on terms that are more favorable, both in general and from a financial point of view, to the Company and its shareholders than the transactions contemplated by this Agreement and (2) which provides for fully committed and available financing and, other than in the case of a corporate or strategic buyer that the Board reasonably believes, with the advise of its financial advisors, has adequate financing resources to consummate the transactions contemplated hereby, for which such person has received executed financing commitment letters from reputable financing sources.

           Section 5.4    FILINGS, OTHER ACTIONS.

           (a) COVENANTS OF THE COMPANY WITH RESPECT TO PROXY STATEMENT. As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent prepare and file with the SEC the Proxy Statement (as defined herein), which shall, except to the extent provided in Section 5.3, include the text of this Agreement, the fairness opinion of J.P. Morgan Securities Inc. referred to in Section 3.14 hereof and the recommendation of the Company's Board of Directors that the Company's shareholders approve and adopt this Agreement, and shall use its reasonable best efforts, after consultation with Parent, to respond to any comments by the SEC staff in respect of the Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement or any amendments or supplements thereto. The Company agrees that (i) none of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to shareholders, notices of meeting, proxy statement and forms of proxies to be distributed to shareholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "PROXY STATEMENT." Any information required under the BC Act and the Company's Memorandum and Articles of Association in connection with duly calling, giving notice of, convening and holding the Company Meeting shall be contained in the Proxy Statement, which information shall be prepared by the Company in accordance with the BC Act and the Company's Memorandum and Articles of Association. If at any time prior to the Company Meeting any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent and shall file such amendment or supplement with the SEC and, if required by applicable Law, the Company shall mail such amendment or supplement to the Company's shareholders. Any expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be paid by the Company.

           (b) COVENANTS OF PARENT WITH RESPECT TO PROXY STATEMENT. Parent agrees that none of the information with respect to Parent or its Subsidiaries provided by or on behalf of Parent to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or supplement to the Proxy Statement, Parent shall promptly inform the Company (which shall file such amendment or supplement with the SEC) and, if required by applicable Law, mail such amendment or supplement to the Company's shareholders.

           (c) COOPERATION. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement and shall cooperate with each other and shall use their reasonable best efforts to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

           (d) RE-REGISTRATION. Prior to the date and time of the Company Meeting (and in any event no later than ten business days prior to the Company Meeting), (i) the directors of the Company shall, in accordance with the provisions of the BC Act and the Company's Memorandum and Articles of Association pass the resolutions necessary in order for the Company to make an application to the Registrar to re-register the Company as a company limited by shares pursuant to the provisions of the BC Act (the "RE-REGISTRATION") and to re-register its Memorandum and Articles of Association under the BC Act and which will be in effect from the date of Re-registration and (ii) the Company will effect the Re-registration in accordance with such resolutions.

           (e) SHAREHOLDER MEETING. Subject to the other provisions of this Agreement, the Company shall take all action necessary in accordance with the BC Act and its Memorandum and Articles of Association to duly call, give notice of, convene and hold a meeting of its shareholders to be held as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the "COMPANY MEETING") and, subject to Section 5.3, shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the "COMPANY RECOMMENDATION"). Subject to Section 5.3 of this Agreement, the Company will use its reasonable best efforts to solicit from its shareholders proxies to be exercised in favor of the approval of this Agreement and the Merger.

           Section 5.5 STOCK OPTIONS AND OTHER STOCK BASED AWARDS; EMPLOYEE MATTERS.

           (a) STOCK OPTIONS AND OTHER STOCK BASED AWARDS.

                  (i) Each option to purchase Company Ordinary Shares (each, a "COMPANY STOCK OPTION") granted under the employee and director stock plans of the Company (the "COMPANY STOCK PLANS"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right at the Effective Time to receive an amount in cash in U.S. dollars, equal to the product of (x) the total number of Company Ordinary Shares subject to such Company Stock Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per Company Ordinary Share subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the "OPTION CONSIDERATION") less such amounts as are required to be withheld or deducted in accordance with Section 2.2(b)(iii).

                  (ii) At the Effective Time, each right of any kind, contingent or accrued, to receive Company Ordinary Shares or benefits measured in whole or in part by the value of a number of Company Ordinary Shares (other than Company Stock Options), and each award of any kind consisting of Company Ordinary Shares (including restricted stock), granted under the Company Stock Plans or Company Benefit Plans, (each, a "COMPANY STOCK-BASED AWARD"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Company Ordinary Shares, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, subject to any deferral election in effect immediately prior to the Effective Time made by such holder under the Company's deferred compensation plans, an amount in cash equal to the Merger Consideration in respect of each Company Ordinary Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the "OPTION AND STOCK-BASED CONSIDERATION") less such amounts as are required to be withheld or deducted in accordance with Section 2.2(b)(iii).

                  (iii) The compensation committee of the board of directors of the Company (the "COMPENSATION COMMITTEE") shall make such adjustments and amendments to or make such determinations with respect to the Company Stock Options and Company Stock-Based Awards to implement the foregoing provisions of this Section 5.5.

           (b) EMPLOYEE MATTERS.

                  (i) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time; provided, however, that, subject to the last two sentences of this Section 5.5(b)(i), nothing herein shall limit the right of Parent to amend or terminate such Company Benefit Plans. From the Closing Date through March 31, 2007, except as required by Law, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries (the "COMPANY EMPLOYEES") compensation and benefits (excluding for this purpose any retention or severance payments or benefits), pursuant to welfare, compensation and employee benefits plans, programs and arrangements, that are no less favorable, in the aggregate, it being acknowledged and agreed that in determining such with respect to employees who participate in the Company's equity participation plan following the Effective Time, the compensation and benefits under such equity participation plan and such person's prior participation under the Company's bonus plan shall both be excluded from a determination that the compensation and benefits provided to such person after the Effective Time is no less favorable in the aggregate, than the compensation and benefits provided to Company Employees immediately before the Effective Time. For one year from the Closing Date, except as required by Law, Parent shall honor, fulfill and discharge the Company's and its Subsidiaries' obligations under, the severance and/or retention plans listed on Section 5.5(b)(i) of the Company Disclosure Schedule without any amendment or change that is adverse to the Company Employees. During the period specified above, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Company Employees and used to determine severance benefits.

                  (ii) For purposes of vesting, eligibility to participate and accrual of benefits (but not for purposes of benefit accruals under any defined pension plan) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the "NEW PLANS"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                  (iii) Parent hereby acknowledges that a "change of control" (or similar phrase) within the meaning of the Company Stock Plans or the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

                  (iv) The Company's Compensation Committee in effect prior to the Effective Time will determine annual bonuses for each Company Employee employed as of immediately prior to the Effective Time (or, if earlier, the date bonuses are paid) and then participating in the bonus plans established by the Company or any of its Subsidiaries with respect to the fiscal year ending March 31, 2006 (the "2006 BONUS PLANS, and each such Company Employee a "BONUS-ELIGIBLE EMPLOYEE"). If the Effective Time occurs prior to the calculation of results of actual performance for the Company's fiscal year ending March 31, 2006 ("FISCAL 2006"), each Bonus-Eligible Employee shall be eligible for a full Fiscal 2006 bonus equal to such Bonus-Eligible Employee's deemed bonus entitlement under the 2006 Bonus Plans for Fiscal 2006, as if the 2006 Bonus Plans and the Bonus-Eligible Employee's participation in such 2006 Bonus Plans had continued through the end of Fiscal 2006, based on comparing the Company's annual performance goals for the year to the Company's projected performance for Fiscal 2006, determined by the Compensation Committee as in effect immediately prior to the Effective Time utilizing actual performance for the period beginning on the first day of Fiscal 2006 and ending as of the end of the month immediately preceding the month in which the Effective Time occurs (or as of the end of the month in which the Effective Time occurs if the Effective Time coincides with the end of the month) and assuming the Company's performance for the remainder of Fiscal 2006 equaled the Company's monthly performance goals for the balance of the year. Subject to the severance plans listed on Section 5.5(b)(i) of the Company Disclosure Schedule, bonuses under the 2006 Bonus Plan to be paid pursuant to the foregoing shall be paid (i) at a time consistent with the Company's past practices for the payment of bonuses under the Company bonus plans (whether or not such time occurs prior to or following the Effective Time) and (ii) only to Bonus-Eligible Employees then currently employed by the Company at such time of payment (consistent with past practices of the Company).

                  (v) Neither the Company nor any Subsidiary shall establish any bonus plan for its fiscal year ending March 31, 2007 ("FISCAL 2007") or periods thereafter.

           Section 5.6    REASONABLE BEST EFFORTS.

           (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including
(i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals, including the

Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

           (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly but in no event later than thirty (30) days after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act,
(ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, clearances or approvals are required to be obtained from, any third parties or other Governmental Entities (including any foreign jurisdiction in which the Company's Subsidiaries are operating any business) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and seeking all such consents, permits, authorizations or approvals and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Company (or any of their respective Subsidiaries) and (y) otherwise taking or committing to take actions that after the Closing would limit the freedom of Parent or its Subsidiaries' (including the Surviving Corporation's) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Surviving Corporation's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing.

           (c) Parent and the Company will cooperate and consult with each other in connection with the making of all registrations, filings, notifications and any other material actions pursuant to this Section 5.6, including, subject to applicable legal limitations and the instructions of any Governmental Entity, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party's Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement, PROVIDED, HOWEVER, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company will (i) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entities; (ii) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Entities in connection with the transactions contemplated by the Agreement; and (iii) consult with the other parties in advance of any meeting or conference, whether in-person or by telephone, with any such Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in the advance from the source of the materials or its legal counsel.

           (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), each of the Company and Parent shall cooperate in all respects with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

           (e) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby. For purposes of this Agreement, "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

           (f) Parent shall provide the Company any certificates from Parent, and any opinions, appraisals or other statements, relating to the solvency and adequate capitalization of Parent and Parent's ability to pay its debts that are given to any banks or other lenders in connection with the Financing. Any such certificate, opinion, appraisal or other statement will be provided to the Company at the time it is provided to any banks or other lenders.

           Section 5.7 PRESS RELEASES. The Company and Parent will consult with and provide each other the opportunity to review in advance any press release relating to this Agreement or the transactions contemplated herein. Neither Party shall issue any such press release prior to such consultation and review, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

           Section 5.8    INDEMNIFICATION AND INSURANCE.

           (a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees (in their capacity as such and not as shareholders or optionholders of the Company or its Subsidiaries), as the case may be (such current or former directors, officers and employees, the "INDEMNIFIED PARTIES"), of the Company or its Subsidiaries as provided in their respective articles of association, certificates of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from and after the Effective Time, Parent and Surviving Corporation shall (i) maintain in effect provisions in the articles of association, certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries regarding indemnification of officers and directors that are substantively identical to those contained in the articles of association, certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries and (ii) indemnify the Indemnified Parties (in each case to the fullest extent permitted by the articles of association, certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries or indemnification agreement or arrangement with such Indemnified Party) against all claims, losses, liabilities and damages incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers, directors or employees at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement). Following the Effective Time, the Surviving Corporation shall honor any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof. For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a "tail policy," in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insureds with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 200% of the annual premium payable by the Company for such insurance for the year ending March 31, 2005 (the "MAXIMUM AMOUNT"), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.8 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period; and further provided that if the Surviving Corporation purchases a "tail policy" and the same coverage costs more than $5 million, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for $5 million.

           (b) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

           (c) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.8 shall be in addition to any rights such Indemnified Parties may have under the articles of association, certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries, any agreements between such persons and the Company or any of its Subsidiaries, or any applicable Laws.

           (d) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Persons, or (B) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision shall be made so the applicable successors and assigns or tranferees assume the obligations set forth in this Section 5.8.

           Section 5.9 SECTION 16 MATTERS. Prior to the Effective Time, the Company shall use its reasonable best efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Ordinary Shares (including derivative securities with respect to Company Ordinary Shares) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

           Section 5.10 CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time; PROVIDED, that the foregoing shall not limit the obligations of the Company pursuant to Section
5.1. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations (subject only to the covenants of the Company as set forth in Section 5.1).

           Section 5.11 CERTAIN TRANSFER TAXES. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of shareholders of the Company.

           Section 5.12   FINANCING.

           (a) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments (provided that Parent and Merger Sub may replace or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof, so long as any such amendment or replacement does not adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement without delay) including using its reasonable best efforts to (i) negotiate the Financing Agreements on the terms and conditions contained in the Financing Commitments and (ii) satisfy on a timely basis all conditions applicable to Parent in the Financing Agreements. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the ability of Parent to consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event; PROVIDED, HOWEVER, that Parent shall not be required to obtain financing (i) on terms, which are, taken as a whole, materially less advantageous to Parent or (ii) on economic terms less advantageous to Parent in any event, in each case, than those of the Financing contemplated by the Financing Commitments (taking into account any market flex provisions thereof).

           (b) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent and if necessary to obtain the Financing or obtain any portion thereof from alternative sources pursuant to subsection (a) above, (i) agreeing to enter into such agreements, and to use reasonable best efforts to deliver such officer's certificates and opinions, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer's certificates or opinions, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company's assets pursuant to such agreements as may be reasonably requested, PROVIDED that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, "road shows" and sessions with rating agencies, (iii) using commercially reasonable efforts to prepare or participate in the preparation of business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents, (iv) instructing its independent accountants to provide reasonable assistance to Parent (including to provide consent to Parent to prepare and use their audit reports relating to the Company and any necessary "comfort letters" in connection with the Financing) and (v) providing to the lenders specified in the Financing Commitments financial and other information in the Company's possession with respect to the Merger, making the Company's senior officers available to assist the lenders specified in the Financing Commitments and otherwise reasonably cooperating in connection with the consummation of the Financing.

           Section 5.13 MERGER SUB. Parent shall use its reasonable best efforts to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness (other than as contemplated by the Financing).

           Section 5.14   [Intentionally Omitted].

           Section 5.15   EXISTING INDEBTEDNESS.

           (a) Within five (5) business days following the mailing of the Proxy Statement (or such other time as may be agreed between Parent and the Company), the Company shall cause Tommy Hilfiger U.S.A., Inc., a direct wholly owned subsidiary of the Company ("TH USA") to (i) commence a cash tender offer to purchase all of TH USA's outstanding 6.85% Notes due 2008 (the "2008 NOTES") and
(ii) solicit the consent of the holders of the 2008 Notes regarding certain amendments (the "2008 INDENTURE AMENDMENTS") described on Section 5.15 of the Parent Disclosure Schedule to the covenants contained in the Indenture, dated as of May 1, 1998, by and among TH USA, as issuer, the Company, as guarantor, and Wilmington Trust Company as successor to The Chase Manhattan Bank, as trustee (the "INDENTURE"). Such offer to purchase and consent solicitation (the "2008 DEBT OFFER") shall be conducted in accordance with the terms of the Indenture and all applicable rules and regulations of the SEC and other applicable Laws.

           (b) Within five (5) business days following the mailing of the Proxy Statement (or such other time as may be agreed between Parent and the Company), the Company shall cause TH USA to (i) commence a cash tender offer to purchase all of TH USA's outstanding 9% Senior Bonds due 2031 (the "2031 SENIOR BONDS", and together with the 2008 Notes, the "DEBT SECURITIES") and (ii) solicit the consent of the holders of the 2031 Senior Bonds regarding certain amendments (the "2031 INDENTURE AMENDMENTS") described on Section 5.15 of the Parent Disclosure Schedule to the covenants contained in the Indenture. Such offer to purchase and consent solicitation (the "2031 DEBT OFFER", and together with the 2008 Debt Offer, the "DEBT OFFERS") shall be conducted in accordance with the terms of the Indenture and all applicable rules and regulations of the SEC and other applicable Laws.

           (c) Parent and Merger Sub shall have sole discretion over the terms and structure of the Debt Offers (including the appointment of a solicitation agent selected by Parent); PROVIDED, that the material terms of the proposed Indenture Amendments, the consent solicitation fee, the conditions to the Debt Offers, price thereof and certain other terms set forth on Section 5.15 of the Parent Disclosure Schedule shall be no less favorable to the holders of the Debt Securities than as set forth in Section 5.15 of the Parent Disclosure Schedule. The Company agrees to reasonably cooperate, and to cause its Representatives and TH USA to reasonably cooperate, and to use its reasonable best efforts to cause TH USA to consummate the Debt Offers, including assisting to the extent reasonably requested by Parent in the preparation of and executing all documents required in connection therewith in form and substance reasonably satisfactory to Parent and Merger Sub and taking any other reasonable actions Parent and Merger Sub reasonably determine to be necessary in connection therewith (including providing a list to Parent of the current holders of Debt Securities holding through DTC); PROVIDED, that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to (i) make any cash expenditures or (ii) take any action that could obligate the Company or any of its Subsidiaries to repurchase any Debt Securities or incur any additional obligations to the holders of the Debt Securities prior to the consummation of the Debt Offers. Subject to Section 5.15 of the Parent Disclosure Schedule, the consent solicitation fees, if any, to be paid in the Debt Offers shall be as determined at any time, or from time to time, by Parent in its sole discretion. Subject to the provisos in the first two sentences of this Section 5.15(c), the Company shall cause TH USA to make any changes in the terms of the Debt Offers as may be reasonably requested by Parent and Merger Sub, but the Company shall cause TH USA not to waive, without Parent's and Merger Sub's prior consent, any condition to the Debt Offers or make any changes to the terms and conditions of the Debt Offers. Each of the Company, Parent and Merger Sub agree to comply in all material respects with all laws and regulations applicable to the Debt Offers. Any out-of-pocket expenses paid prior to the Closing or, in the event the Closing does not occur, any out-of-pocket expenses incurred, in each case, in connection with the Debt Offers, including solicitation agent or dealer manager fees, shall be paid by the Parent.

           (d) Promptly following the date of this Agreement, Parent shall prepare, or cause to be prepared, subject to the reasonable approval of the Company, the documentation to be sent to the holders of the Debt Securities in connection with the Debt Offers. Any mailings to holders of the Debt Securities shall be subject to the reasonable approval of the Company and Parent.

           (e) If at any time prior to the Effective Time any information relating to the Company or any of its Subsidiaries, affiliates, officers or directors, should be discovered by the Company, Parent or Merger Sub which if not set forth in an amendment or supplement to the documents mailed to holders in respect of the Debt Offers would reasonably be expected to cause such documents to include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly be prepared and, if required, filed with the SEC and/or disseminated to the holders of Debt Securities.

           Section 5.16 NOTIFICATION. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 7.1, the Company and Parent shall promptly notify each other in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 6.1, 6.2 and 6.3 impossible or unlikely.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

           Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

           (a) The Company Shareholder Approval shall have been obtained in accordance with the BC Act, the Memorandum and Articles of Association of the Company and the rules and regulations of the New York Stock Exchange.

           (b) No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity, or shall otherwise be in effect, which prohibits the consummation of the Merger and which shall continue to be in effect.

           (c) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, the European Commission shall have approved (or be deemed to have approved) the Merger pursuant to the ECMR and any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any Company Approvals the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, shall have been obtained.

           Section 6.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

           (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by Parent Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by Parent Material Adverse Effect shall be true and correct (without giving effect to any "materiality" qualifiers set forth therein) except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, in each case (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) as of the Closing Date as though made at and as of the Closing Date. The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.2(a) (Authorization) of this Agreement shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date;

           (b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

           (c) Parent shall have delivered to the Company a certificate, signed by its Chief Executive Officer or Chief Financial Officer, to the effect that, at the Effective Time, after giving effect to the Merger and the transactions contemplated hereby, including, without limitation, the Financing, and assuming the accuracy of the representations and warranties made by the Company in this Agreement in all respects, Parent and its Subsidiaries, taken as a whole, will not (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured; and

           (d) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer on behalf of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

           Section 6.3 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions:

           (a) Except as set forth in the next sentence, (i) the representations and warranties of the Company set forth in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct in all respects, and
(ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by Company Material Adverse Effect shall be true and correct (without giving effect to any "materiality" qualifiers set forth therein), except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, in each case, as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period). The representations and warranties of the Company set forth in the first sentences of each of Sections 3.1 (Qualification, Organization and Good Standing), 3.2(a) (Capital Stock) and 3.17 (Finders or Brokers) and in Sections 3.2(b) (Capital Stock) and 3.3(a)(Authorization) shall be true and correct in all respects (except, in the case of Section 3.2, for insubstantial numerical inaccuracies) as of the Closing Date as though made at and as of the Closing Date (other than those of such representations and warranties that expressly relate to an earlier date, in which case such particular representations shall have been true and correct in all respects as of such earlier date);

           (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

           (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer on behalf of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

           (d) Substantially concurrently with the Closing, Parent or Merger Sub shall have received the proceeds of the Debt Financing contemplated by the Financing Commitments related to the Debt Financing on the terms and conditions set forth therein (and, with respect to terms and conditions not so set forth, on terms and conditions reasonably acceptable to Parent) or proceeds in the same aggregate amount as contemplated by the Debt Financing from other financing sources as provided in Section 5.12(a); and

           (e) (i) Each of the 2008 Debt Offer and the 2031 Debt Offer shall have been consummated and substantially concurrently with the Closing, the Company shall have paid the depositary under the Debt Offers the purchase price for the Debt Securities tendered thereunder (including all principal amounts, accrued interest, premiums, breakage costs, solicitation agent fees and other expenses in connection with the Debt Offers) and (ii) consents shall have been obtained from the holders of a majority of the outstanding principal amount of each of (x) the 2008 Notes and (y) the 2031 Senior Bonds, in each case, agreeing to the execution and delivery of a supplemental indenture amending the terms and provisions of the Indenture as set forth on Section 5.15 of the Parent Disclosure Schedule, including to permit the consummation of the Merger and the other transactions contemplated hereby, all in accordance with the provisions of
Section 5.15, and each such supplemental indenture shall, substantially concurrently with the Closing, have been executed by the parties thereto.

                                   ARTICLE VII

                                   TERMINATION

           Section 7.1 TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

           (a) by the mutual written consent of the Company and Parent;

           (b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before September 21, 2006 (the "END DATE") and (ii) the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date, except that, if, as of the End Date, all conditions set forth in Section 6.1, 6.2 and 6.3 of this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the condition set forth in Section 6.1(c), then either the Company or Parent may extend the End Date to December 29, 2006 (the "EXTENDED END DATE"), by providing written notice to the other party on or before the End Date;

           (c) by either the Company or Parent if an Order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable;

           (d) by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

           (e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (2) cannot be cured by the End Date (provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination). Any such notice shall state the Company's intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

           (f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in
Section 6.1 or 6.3 and (ii) cannot be cured by the End Date (provided that Parent shall have given the Company written notice, delivered at least thirty
(30) days prior to such termination). Any such notice shall state Parent's intention to terminate the Agreement pursuant to this Section 7.1(f) and the basis for such termination;

           (g) by the Company, if the Board of Directors of the Company has concluded in good faith, after consultation with the Company's outside legal and financial advisors, that a Company Alternative Proposal is a Company Superior Proposal and has determined to enter into a definitive agreement with respect to such Company Alternative Proposal, provided that (i) the Company shall have complied with the provisions of Section 5.3 in connection with such Company Alternative Proposal and any other publicly announced Company Alternative Proposals, (ii) the Company shall have given Parent three (3) business days' written notice of the material terms of the Company Superior Proposal and its intention to terminate this Agreement pursuant to this Section 7.1(g) (a "SUPERIOR PROPOSAL NOTICE"), and (iii) the Board of Directors has taken into account any revised proposal made by Parent to the Company within three business days of such notice (the "NOTICE PERIOD") and again has determined in good faith after consultation with its legal and financial advisors that the original proposal from the third party which was the subject of the Superior Proposal Notice remains a Company Superior Proposal; PROVIDED, FURTHER, that, if the third party whose proposal was the subject of a Superior Proposal Notice modifies or amends such proposal to increase the consideration to be paid for the Company's shares or amends other material terms during the Notice Period, a new three (3) business day period shall begin for purposes of this Section 7.1(g).

           (h) by Parent, if the Board of Directors of the Company (or any committee thereof) shall have (i) made a Company Change in Recommendation or the Company shall have breached its obligations in the last sentence of Section 5.4(e), (ii) determined that a Company Alternative Proposal constitutes a Company Superior Proposal, (iii) provided a Superior Proposal Notice; (iv) failed to publicly affirm the Company Recommendation or recommend against any Company Alternative Proposal within ten (10) business days of Parent's request, which request may only be made with respect to any Company Alternative Proposal on a single occasion, provided that any change in price or any other material terms of a Company Alternative Proposal shall be deemed to be a new Company Alternative Proposal for purposes of this clause (iv), after any Company Alternative Proposal shall have been disclosed to the Company's shareholders generally, or (v) resolved or otherwise determined to take, or announced an intention to take, any of the foregoing; provided, however, that any determination or action by the Board of Directors of the Company pursuant to
Section 5.3(b)(ii) shall not, in and of itself, be deemed to permit Parent to terminate this Agreement under this Section 7.1(h).

           In the event of termination of this Agreement pursuant to this
Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2, the Guarantee and the provisions of Sections 7.2, 8.2, 8.4 and 8.5), and there shall be no other liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except liability arising out of an intentional breach of this Agreement or fraud or as provided for in the Confidentiality Agreement or the Guarantee, in which case, subject to Section 8.11 hereof, the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

           Section 7.2 TERMINATION FEES. Notwithstanding any provision in this Agreement to the contrary:

           (a)  If

                  (i) this Agreement is terminated by the Company pursuant to
      Section 7.1(g); or

                  (ii) this Agreement is terminated by Parent pursuant to
      Section 7.1(h) or, following a material breach of Section 5.3, pursuant to
      Section 7.1(f);

then in any such event described in 7.2(a)(i) or (ii) the Company shall pay to Parent a fee of fifty (U.S.$50) million (the "FULL FEE") in cash and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that, subject to Section
8.11 hereof, nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made concurrently with, and a condition to, the termination of this Agreement (in the case of Section 7.2(a)(i)) or within two business days following the termination of this Agreement (in the case of Section 7.2(a)(ii)), it being understood that in no event shall the Company be required to pay the Full Fee on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

           (b) If (A) at any time after the date of this Agreement, any Company Alternative Proposal is publicly proposed or disclosed (or, in the case of a termination pursuant to Section 7.1(b), is publicly disclosed or otherwise communicated to the Board of Directors of the Company) prior to, and not irrevocably withdrawn at the time of, the Company Meeting and (B) this Agreement is terminated pursuant to Section 7.1(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by application of Section 7.1(b)(ii)), by Parent pursuant to Section 7.1(f) or by Parent or the Company pursuant to Section 7.1(d); PROVIDED, that for purposes of this Section 7.2, a Company Alternative Proposal shall not be deemed to be irrevocably withdrawn, if, prior to the six month anniversary of the termination of this Agreement, the offeror or its affiliates shall have disclosed publicly or to the Company the intent of resubmitting or resubmits such proposal or any amended or substitute Company Alternative Proposal, then the Company shall pay to Parent a fee of twenty five (U.S.$25) million (the "PARTIAL FEE") in cash, and, subject to
Section 7.2(c), shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made within two business days following the termination of this Agreement (in the manner described in this Section 7.2(b)), it being understood that in no event shall the Company be required to pay the Partial Fee if the Full Fee is otherwise required to be paid. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

           (c) If the Partial Fee is paid pursuant to Section 7.2(b), and within 6 months after the termination of this Agreement, any definitive agreement providing for a Qualifying Transaction (as defined below) shall have been entered into, or a Qualifying Transaction shall have been consummated, then the Company shall pay to Parent an additional fee of twenty five (U.S.$25) million in cash and shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that, nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made within two business days following the earlier of the execution of such definitive agreement or the consummation of such Qualifying Transaction. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

           For purposes of this Agreement, "QUALIFYING TRANSACTION" shall mean any (i) acquisition of the Company by merger or business combination transaction; (ii) acquisition by any person (other than Parent or any of its Subsidiaries or affiliates) of fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) acquisition by any person (other than Parent or any of its Subsidiaries or affiliates) of fifty percent (50%) or more of the outstanding Company Ordinary Shares; (iv) the exclusive, long term license of material Trademarks of the Company and its Subsidiaries to any third party in connection with which a direct or indirect payment of at least 50% of the Merger Consideration is made to the shareholders of the Company in respect thereof; and (v) a Recapitalization Transaction in which the shareholders of the Company receive a payment or distribution in the form of cash, debt securities or securities with a limited life that have an aggregate value of at least 50% of the Merger Consideration.

           (d) If (A) prior to the termination of this Agreement, no Company Alternative Proposal is publicly proposed or publicly disclosed or otherwise communicated to the Board of Directors of the Company prior to the Company Meeting and (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d), the Company shall pay to Parent an amount equal to the sum of Parent's Expenses (not to exceed U.S.$15 million in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made following such termination within two business days following delivery to the Company of notice of demand for such payment. For purposes of this Agreement, "EXPENSES" means, with respect to a party hereto, all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of debt financing sources (including those who are parties to the Financing Commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the sale process, including the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Financing, as to which Parent has provided reasonable documentation.

           (e)  If

                  (i) this Agreement is terminated pursuant to Section 7.1(b) and at such time all conditions to Parent's obligations to consummate the Merger shall have been satisfied, other than Excluded Conditions (as defined below) and Section 6.3(d); or

                  (ii) this Agreement is terminated pursuant to Section 7.1(e) because of either (1) a failure of Parent or Merger Sub to receive the proceeds of the Debt Financing contemplated by the Financial Commitments or alternative sources pursuant to Section 5.12 or (2) an intentional breach by Parent of its obligations under Section 5.12;

then Parent shall pay to the Company U.S.$50 million in cash (the "PARENT TERMINATION FEE"), it being understood that in no event shall Parent be required to pay the fee referred to in this Section 7.2(e) on more than one occasion, and provided further that the provisions of this Section 7.2(e) shall be subject to
Section 8.11 hereof. The Parent Termination Fee shall be payable within two business days after the termination of this Agreement. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law. "Excluded Conditions" consist of any one or more of
(1) Section 6.3(c); (2) Section 6.3(e), but only if the failure to satisfy such
Section 6.3(e) results from either (x) the failure to satisfy Section 6.3(d) or
(y) Parent's intentional breach of Section 5.15 and the schedules thereto (provided that this clause (2) shall not apply if the condition in Section 6.3(d) would have been satisfied but for such breach), or (3) Section 6.1(b) or
(c), but only if the failure to satisfy such Sections result from Parent's breach of Section 5.6 (provided that this clause (3) shall not apply if the condition in Section 6.3(d) would have been satisfied but for such breach). Nothing in this Section shall limit the ability of the Company to seek damages against Parent and Merger Sub for intentional breach of this Agreement or fraud, subject to Section 8.11.

           Section 7.3 AMENDMENT OR SUPPLEMENT. At any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval nor any amendment or change not permitted under applicable Law.

           Section 7.4 EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time, the Company and Parent may:

           (a) extend the time for the performance of any of the obligations or acts of the other party;

           (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

           (c) waive compliance with any of the agreements or conditions of the other party contained herein.

           Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

           Section 8.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

           Section 8.2 EXPENSES. Except as set forth in Sections 5.11 and 7.2 or in the Guarantee, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

           Section 8.3 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

           Section 8.4 GOVERNING LAW. Except to the extent that the internal law of the British Virgin Islands, pursuant to conflict of laws principles of British Virgin Islands law, is required to be applied to this Agreement and the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

           Section 8.5 JURISDICTION; ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a federal court located in the Borough of Manhattan, City of New York, or, if not able to be brought in such court, in a state court located in the Borough of Manhattan, City of New York. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in a federal court located in the Borough of Manhattan, City of New York, or, if not able to be brought in such court, in a state court located in the Borough of Manhattan, City of New York,. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that
(i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

           Section 8.6 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

           To Parent or Merger Sub:

                BMD Venture Capital B.V.
                Rokin 55
                1012 KK Amsterdam
                The Netherlands

           with copies to:
                Skadden, Arps, Slate, Meagher & Flom LLP
                Four Times Square
                New York, New York
                Telecopy:  (212) 735-2000
                Attention:  Lou R. Kling
                           Howard L. Ellin

                and

                Clifford Chance U.S. LP
                31 West 52nd Street
                New York, New York  10019
                Telecopy:  (212) 878-8375
                Attention:  Brian Hoffmann

           To the Company:

                Tommy Hilfiger Corporation
                9/F, Novel Industrial Building
                850-870 Lai Chi Kok Road
                Cheung Sha Wan, Kowloon
                Hong Kong
                Telecopy: (852) 2216 0656
                Attention: Nancy T.Y. Shum

           with copies to:

                Tommy Hilfiger USA, Inc.
                25 West 39th Street
                New York, New York 10018
                Telecopy: (212) 549-6125
                Attention: James Gallagher, Esq.

                Wachtell, Lipton, Rosen & Katz
                51 West 52nd Street
                New York, New York  10019
                Telecopy:  (212) 403-2000
                Attention:  Eric S. Robinson

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

           Section 8.7 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in whole or in part, its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Apax without the prior written consent of the Company, PROVIDED that Parent or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

           Section 8.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

           Section 8.9 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the exhibits and schedules hereto), the Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the rights of the Company's shareholders to receive the Merger Consideration at the Effective Time, (b) the right of holders of Company Stock Options and Company Stock-Based Awards to receive the Option and Stock-Based Consideration provided for in Section 5.5(a) of the Merger Agreement at the Effective Time, (c) the right of the Company, on behalf of its shareholders, to pursue damages (subject to Section 8.11) in the event of Parent's or Merger Sub's intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent, Merger Sub and the Guarantors, and (d) the provisions of Section 5.8 hereof, this Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

           Section 8.10 HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

           Section 8.11 REMEDIES. The parties agree that the current, former and prospective stockholders of Parent and their respective affiliates (other than Parent and Merger Sub) and any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing are not parties to this Agreement and (i) the Company shall not have any right to cause any monies to be contributed to Parent or Merger Sub by any current, former or prospective stockholder of Parent or Merger Sub or any of their respective affiliates or any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing and
(ii) except to the extent provided in the Guarantee, the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including monetary damages and specific performance) against any current, former or prospective stockholder of Parent or Merger Sub or any affiliate thereof (other than Parent or Merger Sub) or any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing (including of Parent or Merger Sub), including by reason of the Financing Commitment related to the Equity Financing. Neither Parent nor Merger Sub shall have any liability to the Company in excess of an aggregate amount of $50 million (the "LIABILITY CAP") in respect of (i) any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with this Agreement or the Guarantee,
(ii) all other such amounts paid by Parent or Merger Sub to the Company with respect to all claims that had previously been brought by the Company against Parent and/or Merger Sub, (iii) any amounts paid by Parent to the Company pursuant to Section 7.2(e) and (iv) all amounts paid to the Company under the Guarantee. Notwithstanding anything herein to the contrary, if the payment to the Company of any judgment for monetary damages, when taken together with any amounts paid pursuant to Section 7.2(e) hereof and any amounts paid pursuant to the Guarantee, would cause the Liability Cap to be exceeded, such judgment shall be paid only to the maximum extent as would not cause the Liability Cap to be exceeded.

           Section 8.12 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

           Section 8.13   DEFINITIONS.

           (a) References in this Agreement to "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership) or (iii) if a limited liability company or other business entity, a majority of the ownership interests having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by such party or any subsidiary of such party. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity. As used in this Agreement, "knowledge" of any person means the actual knowledge of the executive officers of such person.

           (b) Each of the following terms is defined on the pages set forth opposite such term:

2008 Debt Offer..................................................47
2008 Indenture Amendments........................................47
2008 Notes.......................................................47
2031 Debt Offer..................................................47
2031 Indenture Amendments........................................47
2031 Senior Bonds................................................47
affiliates.......................................................60
Agreement.........................................................4
Apax.............................................................35
Articles of Merger................................................5
BC Act............................................................4
Book-Entry Shares.................................................7
Cancelled Shares..................................................6
Certificates......................................................7
Closing...........................................................4
Closing Date......................................................4
Code..............................................................8
Company...........................................................4
Company Alternative Proposal.....................................37
Company Approvals................................................13
Company Benefit Plans............................................16
Company Change of Recommendation.................................36
Company Disclosure Schedule.......................................9
Company Employees................................................40
Company Incentive Plans..........................................11
Company Material Adverse Effect..................................10
Company Material Contracts.......................................24
Company Meeting..................................................39
Company Ordinary Shares...........................................6
Company Permits..................................................16
Company Recommendation...........................................39
Company Shareholder Approval.....................................22
Company Stock Option.............................................39
Company Stock Plans..............................................39
Company Stock-Based Award........................................39
Company Superior Proposal........................................37
Compensation Committee...........................................39
Confidentiality Agreement........................................35
Contract.........................................................13
control..........................................................60
controlled by....................................................60
Copyrights.......................................................21
Debt Financing...................................................29
Debt Offers......................................................47

Debt Securities..................................................47
Dissenting Shares.................................................6
ECMR.............................................................13
Effective Time....................................................5
End Date.........................................................51
Environmental Law................................................25
Equity Commitment...............................................iii
Equity Financing.................................................29
ERISA............................................................16
ERISA Affiliate..................................................17
Exchange Act.....................................................13
Exchange Fund.....................................................7
Expenses.........................................................54
Extended End Date................................................51
Financing Commitments............................................29
Fiscal 2007......................................................41
Foreign Benefit Plan.............................................18
GAAP.............................................................14
Governmental Entity..............................................13
Guarantee.........................................................4
Hazardous Material...............................................26
Hong Kong Tax Matter.............................................10
HSR Act..........................................................13
Indebtedness.....................................................12
Indemnified Parties..............................................44
Indenture........................................................47
Insurance Policies...............................................26
Intellectual Property............................................20
knowledge........................................................60
Law..............................................................15
Laws.............................................................15
Leased Real Property.............................................25
Lien.............................................................13
Match Period.....................................................52
Maximum Amount...................................................45
Merger............................................................4
Merger Consideration..............................................6
Merger Sub........................................................4
New Plans........................................................40
Old Plans........................................................40
Option and Stock-Based Consideration.............................39
Option Consideration.............................................39
Parent............................................................4
Parent Approvals.................................................27
Parent Disclosure Schedule.......................................26
Parent Material Adverse Effect...................................27

Parent Permits...................................................28
Partial Fee......................................................53
Patents..........................................................21
Paying Agent......................................................7
Permitted Liens..................................................19
person...........................................................60
Preference Shares................................................11
Proxy Statement..................................................38
Qualifying Transaction...........................................54
Recapitalization Transaction.....................................37
Registrar.........................................................5
Regulatory Law...................................................43
Release..........................................................26
Representatives..................................................34
Re-registration..................................................38
Sarbanes-Oxley Act...............................................14
Securities Class Action..........................................10
Share.............................................................6
Shares............................................................6
Software.........................................................21
Subsidiaries.....................................................60
Superior Proposal Notice.........................................52
Surviving Corporation.............................................4
Tax Return.......................................................19
Taxes............................................................19
Termination Date.................................................30
Trade Secrets....................................................21
Trademarks.......................................................21
under common control with........................................60

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                               BMD VENTURE CAPITAL B.V.



                               BY:/s/ M. Schutte
                                  -------------------------
                                     Name: M. Schutte
                                     Title: Managing Director


                               ELMIRA (BVI) UNLIMITED



                               BY: /s/ M. Schutte
                                  --------------------------
                                     Name: M. Schutte
                                     Title:  Managing Director


                               TOMMY HILFIGER CORPORATION


                               By: /s/ David F. Dyer
                                  --------------------------
                                     Name: David F. Dyer
                                     Title: Chief Executive Officer
                                            and President